Exhibit 5.1

Ampa Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel +972 (3) 608-9999 Fax +972 (3) 608-9909	info@goldfarb.com www.goldfarb.com

May 10, 2016

ReWalk Robotics Ltd.

3 Hatnufa Street, Floor 6
Yokneam Ilit 2069203

Israel

Ladies and Gentlemen:

We refer to (i) the Registration Statement on Form S-3/A (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), filed by ReWalk Robotics Ltd., an Israeli company (the “Company”), on May 9, 2016 with the United States Securities and Exchange Commission (the “SEC”), as thereafter amended or supplemented, relating to the sale, from time to time, by the Company of up to $100,000,000 aggregate amount of (a) ordinary shares, par value NIS 0.01 per share, of the Company (the “Ordinary Shares”), (b) warrants to purchase Ordinary Shares, and (c) debt securities of the Company, and (ii) the Equity Distribution Agreement (the “Equity Distribution Agreement”), dated May 10, 2016, between the Company and Piper Jaffray & Co. (the “Agent”) to make available for issuance and sale, from time to time in one or more transactions, through the Agent, a number of Ordinary Shares sufficient to generate up to $25,000,000 in gross proceeds (the “Shares”). The Shares are being issued and sold to and/or through the Agent pursuant to the Registration Statement and the Company’s prospectus, dated May 9, 2016 (the “Prospectus”), included in the Registration Statement, and the related prospectus supplement, dated May 10, 2016, that is being filed today with the SEC (the “Prospectus Supplement”).

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, the Prospectus and the Prospectus Supplement, and such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that the issuance of the Shares has been duly authorized and, upon issuance and delivery of the Shares against payment of the consideration therefor provided in the Equity Distribution Agreement, the Shares will be legally issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion as part of the Registration Statement (or to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, as appropriate), and the references to this firm in the sections of the Registration Statement entitled “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus Supplement and Prospectus constituting a part of the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.